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                                                                     Exhibit (n)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2/Amendment No. 5 to Registration Statement No. 333-147509/811-21851 on Form N-6 of our report dated April 3, 2008, relating to the financial statements of MetLife Investors USA Insurance Company (the "Company")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company's 2006 and 2005 financial statements have been restated), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 4, 2008